Exhibit 10.3

Equity Commitment Letter

TDR Capital II Holdings L.P.

20 Bentinck Street

London, WIU 2EU

August 21, 2017

Double Eagle Acquisition Corp.

2121 Avenue of the Stars

Suite 2300

Los Angeles, CA 90067

Ladies and Gentlemen:

Reference is made to that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of August 21, 2017, among Algeco/Scotsman Holding S.à r.l. (“Algeco/Scotsman”), Algeco Scotsman Global S.à r.l. (“Algeco Global”), Algeco Scotsman Holdings Kft. (“Algeco Holdings” and, collectively with Algeco/Scotsman and Algeco Global, the “Sellers”), Double Eagle Acquisition Corp. (“the “Parent Acquiror”) and Williams Scotsman Holdco Corp. (the “Holdco Acquiror” and together with the Parent Acquiror, the “Acquirors”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Purchase Agreement.

1.	TDR Capital II Holdings L.P. (the “Investor”) agrees and commits that at the Closing, subject to the terms and conditions set forth below, the Investor will, and/or will cause one or more of its affiliates, co-investors or syndicatees to, purchase, directly or indirectly, from the Parent Acquiror, following the redomestication of Parent Acquiror as a Delaware corporation, common equity of the Parent Acquiror, or contemporaneously with the Closing pursuant to the Subscription Agreement, at a per share price of $9.60, in an amount in cash equal to (x) the Purchase Price plus the amount required to satisfy Section 8.02(f) of the Purchase Agreement plus the Transaction Expenses required to be paid on the Closing Date less (y) the Debt Financing Proceeds plus the amount of cash left in the Trust Account as of the Closing Date, which purchase amount shall not exceed $500 million (the “Closing Date Commitment”). Notwithstanding the foregoing, if the Closing shall occur, and the Closing Date Commitment is less than $500 million, the Investor hereby commits, and/or will cause one or more of its affiliates, co-investors or syndicatees to, purchase, directly or indirectly, from the Parent Acquiror, during the 12-month period immediately following the Closing Date (or such longer period as agreed to by the Investor in the Investor’s sole discretion), solely for purposes of funding Qualifying Acquisitions (as defined below), additional shares of the Parent Acquiror pursuant to a subscription agreement substantially in the form of the Subscription Agreement, at a per share price of $10.00, in an amount in cash that, when combined with the Closing Date Commitment, shall not exceed in the aggregate $500 million (the “Post-Closing Commitment” and, together with the Closing Date Commitment, the “Total Investor Commitment”). For the avoidance of doubt: (i) the Total Investor Commitment shall not exceed $500 million; (ii) the Closing Date Commitment shall be used solely to fund the Purchase Price and the Transaction Expenses if and when required to be paid by the Acquirors or the Sellers in accordance with the terms and subject to the conditions set forth herein and in the Purchase Agreement, and not for any other purpose whatsoever; (iii) the Investor will not have any obligation under any circumstance to contribute to, purchase equity securities or other instruments of, or otherwise provide funds to, the Parent Acquiror at any time in any amount in excess of the Total Investor Commitment; and (iv) in the event the Investor causes one or more of its affiliates, co-investors or syndicatees to fund a portion of the Closing Date Commitment and/or Post-Closing Commitment, the Investor or one of its controlled affiliates will fund at least the majority of such investment. For purposes of this letter agreement, a “Qualifying Acquisition” shall mean an acquisition of a business substantially similar to that of Williams Scotsman International, Inc., which has an enterprise value of $750 million or more, within twelve (12) months of the Closing (or such longer period as the Investor may agree to in the Investor’s sole discretion), which has been approved by the Board of Directors of the Parent Acquiror and, to the extent required, its shareholders.

2.	The Investor’s obligations under this letter agreement to fund the Closing Commitment is subject to the satisfaction of each of the following conditions: (a) the valid execution and delivery of the Purchase Agreement by the parties thereto; (b) the Purchase Agreement having not been amended or modified, or any provision thereof waived, without the prior written consent of the Investor; (c) the satisfaction or waiver (if consented to by the Investor) of each of the conditions set forth in Sections 8.01 (other than Section 8.01(c) solely with respect to the Equity Investment), 8.02 and 8.03 of the Purchase Agreement (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions); and (d) the substantially contemporaneous occurrence of the Closing of the transactions contemplated by the Purchase Agreement. The Investor’s obligations under this letter agreement to fund the Post-Closing Commitment is subject to the satisfaction of each of the following conditions: (a) the Closing shall have occurred and the Closing Date Commitment shall have been funded; and (b) a definitive legally binding agreement shall have been entered into by or on behalf of the Parent Acquiror with respect to a Qualifying Acquisition.

3.	All obligations under this letter agreement shall expire automatically and immediately upon the earliest to occur of (a) the 12 month anniversary of the Closing (or such subsequent date to which the period is extended in the Investor’s sole discretion pursuant to Section 1); (b) the valid termination of the Purchase Agreement pursuant to Article IX thereof; and (c) the Investor having funded the Total Investor Commitment.

4.	Notwithstanding anything that may be expressed or implied in this letter agreement, no person other than the Investor shall have any obligation hereunder or in connection with the transactions contemplated hereby and, notwithstanding that the Investor may be a partnership or limited company, no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current or future (direct or indirect) equity holder, controlling person, director, officer, employee, agent, affiliate, incorporator, member, manager, general or limited partner, representative, advisor, lender or successor or assignee of the Investor or any former, current or future (direct or indirect) equity holder, controlling person, director, officer, employee, agent, affiliate (other than the Acquirors), incorporator, member, manager, general or limited partner, representative, advisor, lender or successor or assignee of the foregoing (such persons, collectively, but excluding the Investor itself, the “Non-Recourse Parties”), whether by the enforcement of any assessment or by any legal or equitable proceedings, or by virtue of any applicable Law; provided that nothing herein shall limit the rights of any Seller against the Acquirors under the Purchase Agreement, pursuant to the terms and conditions thereof. The parties hereto expressly agree and acknowledge that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, as such, for any obligations of the Investor under this letter agreement or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim based on, in respect of, or by reason of, such obligations or their creation.

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5.	This letter agreement may only be enforced by the Parent Acquiror and, except as provided in the immediately following sentence, nothing in this letter agreement shall be construed to confer upon or give to any other Person (including the Acquirors’ creditors) any right to enforce this letter agreement or to cause the Parent Acquiror to enforce this letter agreement.

6.	This letter agreement may not be amended or otherwise modified without the prior written consent of the Acquirors, the Sellers and the Investor. Together with the Purchase Agreement, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Investor or any of its affiliates, on the one hand, and the Parent Acquiror or any of its affiliates (other than the Investor), on the other, with respect to the transactions contemplated hereby.

7.	THIS LETTER AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PRINCIPLES. Each party to this letter agreement irrevocably agrees that any action or proceeding against them arising out of or in connection with this letter agreement or the transactions contemplated hereby or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, the United States District Court for Delaware, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam with respect to any such action or proceeding and waives to the fullest extent permitted by Law any objection that it may now or hereafter have that any such action or proceeding has been brought in an inconvenient forum. Each of the parties to this letter agreement consents to service of any process, summons, notice or document which may be served in any action or proceeding in the aforementioned courts, which service may be made by certified or registered mail, postage prepaid, or as otherwise provided in Section 100, to such party’s respective address set forth in Section 100. EACH PARTY TO THIS LETTER AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH PARTY TO THIS LETTER AGREEMENT (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY TO THIS LETTER AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8.	This letter agreement shall be treated as confidential and is being provided to the Parent Acquiror solely in connection with the Purchase Agreement and may not be used, circulated, quoted or otherwise referred to in any document (other than the Purchase Agreement), except with the prior written consent of the Investor or as required by applicable law, regulation or the rules of any securities exchange. Notwithstanding the foregoing, the existence and a summary description of this letter agreement may be disclosed in connection with the Parent Acquiror’s reporting and disclosure obligations pursuant to the Securities Act and the Exchange Act.

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9.	This letter agreement shall inure to the benefit of and be binding upon the Parent Acquiror and the Investor. Nothing in this letter agreement, express or implied, is intended to, nor does it, confer (a) upon any person other than the Parent Acquiror and the Investor any rights or remedies under, or by reason of, or any rights to enforce or cause the Parent Acquiror to enforce, the Commitment or any provisions of this letter agreement or (b) upon any Person any rights or remedies against any Person other than the Parent Acquiror and the Investor (and their respective permitted assignees) under or by reason of this letter agreement; provided, that the Non-Recourse Parties are express third-party beneficiaries of Section 4 of this letter agreement and shall be entitled to enforce the provisions of Section 4. Without limiting the foregoing, the Acquirors’ creditors shall have no right to specifically enforce this letter agreement or to cause the Parent Acquiror to enforce this letter agreement.

10.	All notices required to be given hereunder, including, without limitation, service of process, shall be sufficient if in writing, and sent by email (provided that any notice received by email or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable national overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

if to the Investor:

TDR Capital II Holdings L.P., acting by its Manager

20 Bentinck Street

London, WIU 2EU

Attn: General Counsel of the Manager

Email: notifications@tdrcapital.com

with a copy to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: William Schwitter

E-mail: william.schwitter@allenovery.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this letter agreement may notify any other party of any changes to the address or any of the other details specified in this Section 10.

If to the Parent Acquiror, as provided in Section 10.04 of the Purchase Agreement.

11.	This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Signature page follows]

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Very truly yours,

TDR CAPITAL II HOLDINGS L.P.

		By:	/s/ Manjit Dale
Name: Manjit Dale for and on behalf of TDR Capital LLP
Title: Founding Partner

Accepted and agreed as of the date first written above:

DOUBLE EAGLE ACQUISITION CORP.

By:	/s/ Jeff Sagansky
Name: Jeff Sagansky
Title: President and Chief Executive Officer

[Signature Page to Equity Commitment Letter]